                                                                     EXHIBIT (m)

                  SAMPLE CALCULATION FOR EACH ITEM ILLUSTRATED

The following sample calculations are for the values in year 5, based on the current cost of insurance and current administration charge and a 6% hypothetical rate of return. Values for other years are calculated using the same formulas described below.

CONTRACT VALUE:

The value at the end of year 4 is $9,759.00. The figure for the end of each month t during year 5 is calculated as follows:
CV(t)= [CV(t-1) + P(t)(1-0.0425) - COI(t) - 7.00 - UWSC(t)](1+j) , where

         0.0425 represents the percent of premium factor

         7.00 represents the current monthly administration charge (10 is the guaranteed maximum)

         UWSC(t) is the Underwriting and Sales Charge due in month t. In this example, UWSC(t) = (6.95)(F(x)) / (1000)(12) = 28.96 for all t during years 1-5 and 0 for all years thereafter.

         F(x) = Principal sum during year x.   In this example, F(x) = 50,000
                for all x.

         P(t) = Premium paid at beginning of month t (in this example P(t)=250 for all t in year 5)

         j = {(1+i(gross)-E)(1/365)[2-(1+M(x))(1/365)]}(365/12)-1  where
              i(gross) = hypothetical rate of return (= 0.06 in this example);
              E = Arithmetic average of the gross total annual expenses for each subaccount portfolio (= 0.010859 for this example);
              M(x) = annualized M&E charge in year x.   M(5) = 0.007.
              Therefore, in this example:
                j = {(1+i(gross)-E)(1/365)[2-(1+M(x))(1/365)]}(365) - 1
                    = {(1+0.06-0.010859)(1/365)[2-(1+0.007)(1/365)]}(365/12) - 1
                    = 0.003422

                     (This calculation of j and the way that j is used in the calculation of CVt shows how the annual investment returns of the subaccounts are derived from the hypothetical gross rates of return, as well as how charges against subaccount assets are deducted from the annual investment returns of the subaccounts.)

         COI(t)=Cost of Insurance for month t, where:
              COI(t)=(RR(x))(NAR(t)), where
                     RR(x) = risk rate during year x =0.000417085 in this example;
                     NAR(t)=Net Amount at Risk at beginning of month t
                        Before age 100, NAR(t) = DB(t) , where
                           DB(t) = larger of:
                               F(x)  , or
                                (1+CF(x))(CV(t-1)+P(t)(1-0.0425)-7.00- UWSC(t)),
                                where CF(x)=tax corridor factor mandated by Internal Revenue Code for year x = 1.50 in this example

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                                      (For a Type B death benefit option, the
                                      calculation of DB(t) would be different).
                                 After age 100, NAR(t) = 0 and DB(t) = Contract Value for all t.

The values calculated during each month of year five for each of the quantities defined above is shown in the table below:

----------------------------------------------------------------
  t          P(t)         NAR(t)         COI(t)           CV(t)
----------------------------------------------------------------
  0                        -               -            9,759.00
----------------------------------------------------------------
  1         250        50,000.00         20.85          9,975.59
----------------------------------------------------------------
  2         250        50,000.00         20.85         10,192.91
----------------------------------------------------------------
  3         250        50,000.00         20.85         10,410.98
----------------------------------------------------------------
  4         250        50,000.00         20.85         10,629.80
----------------------------------------------------------------
  5         250        50,000.00         20.85         10,849.36
----------------------------------------------------------------
  6         250        50,000.00         20.85         11,069.68
----------------------------------------------------------------
  7         250        50,000.00         20.85         11,290.75
----------------------------------------------------------------
  8         250        50,000.00         20.85         11,512.57
----------------------------------------------------------------
  9         250        50,000.00         20.85         11,735.16
----------------------------------------------------------------
  10        250        50,000.00         20.85         11,958.51
----------------------------------------------------------------
  11        250        50,000.00         20.85         12,182.62
----------------------------------------------------------------
  12        250        50,000.00         20.85         12,407.50
----------------------------------------------------------------

The value of CV(12) is the Contract Value shown in the hypothetical illustration for the end of Policy year 5.

SURRENDER VALUE:

The Surrender Value is the Contract Value ($xxx at the end of year 5, in this example) minus the surrender charge. The surrender charge at the end of year 5 for this hypothetical illsutration is calculated as follows:

         Surrender Charge =Sum of all future Underwriting and Sales Charges that will fall due in the future
         = 0 in this example, as of the end of the fifth year
Therefore the surrender value at the end of year 5 for this example is 12,407.50- 0 = $12,407.50

DEATH BENEFIT:

The Death Benefit at the end of each year is the quantity DB(12) for that year, as defined within the Contract Value formulas above.
For year 5, DB(12) = $50,000 in this hypothetical example.